Exhibit 5.1

[LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]

October 17, 2016

Spectra Energy Partners, LP

5400 Westheimer Court

Houston, Texas 77056

Re: Spectra Energy Partners, LP

      Registration Statement on Form S-3 (File No. 333-197967)

Ladies and Gentlemen:

We have acted as counsel to Spectra Energy Partners, LP, a Delaware limited partnership (the “Partnership”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated October 5, 2016, filed with the Commission on October 7, 2016 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), which supplements the Registration Statement on Form S-3, file no. 333-197967 (the “Registration Statement”) and the prospectus included therein, and the offering by the Partnership pursuant thereto of $600,000,000 aggregate principal amount of the Partnership’s 3.375% Senior Notes due 2026 (the “2026 Notes”) and $200,000,000 aggregate principal amount of the Partnership’s 4.50% Senior Notes due 2045 (together with the 2026 Notes, the “Notes”).

The Notes will be issued pursuant to the Indenture, dated as of June 9, 2011), as previously amended by the Third Supplemental Indenture, dated as of June 30, 2014 (as so amended, the “Base Indenture”), between the Partnership and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented in respect of the 2045 Notes by the Fourth Supplemental Indenture, dated as of March 12, 2015 (the “Fourth Supplemental Indenture”), between the Partnership and the Trustee, and as supplemented in respect of the 2026 Notes by the Fifth Supplemental Indenture, dated as of October 17, 2016 (the “Fifth Supplemental Indenture” and together with the Fourth Supplemental Indenture, the “Supplemental Indentures,” and the Supplemental Indentures together with the Base Indenture, the “Indenture”), between the Partnership and the Trustee. The Notes have been offered pursuant to an Underwriting Agreement dated as of October 5, 2016 (the “Underwriting Agreement”) among the Partnership, Spectra Energy Partners (DE) GP, LP, a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), Spectra Energy Partners GP, LLC, a Delaware limited liability company and the general partner of the General Partner (“SEP GP LLC”) and the Underwriters named therein (the “Underwriters”).

Spectra Energy Partners, LP

October 17, 2016

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the Supplemental Indentures and the Notes and such other documents, records, certificates of officers of SEP GP LLC and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of SEP GP LLC and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes, when authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the Underwriting Agreement, will be legal, valid and binding obligations of the Partnership.

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”). This opinion is limited to the effect of the current state of the laws of the State of New York, the Delaware LP Act and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, public policy, applicable law relating to fiduciary duties and indemnification and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws; (iii) any provision waiving the right to object to

Spectra Energy Partners, LP

October 17, 2016

venue in any court; (iv) any agreement to submit to the jurisdiction of any Federal court; (v) any waiver of the right to jury trial or (vi) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP